Exhibit 107
Calculation of Filing Fee Table

S-8
(Form Type)

Portland General Electric Company
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Table	Fee Calculation Rate	Amount Registered[1]	Proposed Maximum Offering Price Per Unit[2]	Maximum Aggregated Offering Price[2]	Fee Rate	Amount of Registration Fee[3]
Equity	Common Stock	Rule 457(c) and Rule 457(h)	500,000.00	$43.64	$21,820,000.00	0.0001476	$3,220.63
Total Offering Amounts					$21,820,000.00		$3,220.63
Total Fee Offsets							$0.00
Net Fee Due							$3,220.63
1 This Registration Statement also shall be deemed to cover an indeterminate number of additional shares of common stock which may be offered and issued pursuant to the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.
2 Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act of 1933, as amended . The offering price per share and the aggregate offering price are calculated using the average of the $44.14 (high) and $43.14 (low) prices of the Company’s Common Shares as reported on the New York Stock Exchange on May 3, 2024, which date is within five business days prior to filing this Registration Statement.
3 Rounded to the nearest penny.